Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the date hereof, by and between Sandra Alves (the “Executive”) and Repare Therapeutics Inc. (the “Company” or “Repare”).

WHEREAS, the Company and the Executive wish to enter into this Agreement to set forth the terms and conditions of the Executive’s continued employment with the Company effective May 28, 2025 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.
Term. The Executive’s employment hereunder will commence on the Effective Date and will continue for an indefinite term until terminated pursuant to Section 5. The period during which the Executive is employed by the Company hereunder is referred to as the “Term”. The Company recognizes that the Executive’s employment with the Company commenced on March 9, 2020.
2.
Position and Duties.
2.1
Position. During the Term, the Executive will serve as the Senior Vice President, Finance and Chief Accounting Officer, reporting directly to the President, Chief Executive Officer and Chief Financial Officer of the Company (the “CEO”). The Executive will have such duties, authority and responsibility as determined from time to time by the CEO and as are reasonably consistent with the Executive’s position, which duties will include, but not be limited to, those duties set forth in Appendix A hereto.
2.2
Duties. During the Term, the Executive will devote her full business time and attention to the business of the Company, carry out her duties and responsibilities to the best of her ability and use her best efforts to promote the interests of the Company and its affiliates. The Executive may manage her personal financial affairs but may not engage in any outside business activities except to the extent that prior written approval has been given by the Board of Directors of Repare (the “Board”) (which approval shall not be unreasonably withheld or delayed) for such activities and provided that such other specific activities, collectively, do not conflict with the Business or materially interfere with the performance of the Executive’s duties or obligations hereunder (as determined by the Board in its reasonable discretion). Notwithstanding the foregoing, however, so long as such activities do not materially interfere with the performance of her duties hereunder or her obligations to the Company, the Executive may, consistent with Company policies, participate in any governmental, educational, professional, charitable or other community affairs during the Term.
3.
Place of Performance. The principal place of Executive’s employment will be at the Company’s offices in Montreal, Quebec. The Executive acknowledges that the position involves reasonable travel on Company business, it being understood that the Executive’s work may be conducted remotely (if appropriate), the whole in accordance with the Company’s remote work policy.

4.
Compensation.
4.1
Base Salary. The Company will pay the Executive an annual base salary of CA$350,000 in accordance with the Company’s normal payroll practices. The Executive’s base salary will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and the Compensation Committee may, but will not be required to, increase (but may not decrease) the base salary during the Term. The Executive’s base salary, as in effect from time to time, is referred to as “Base Salary”.
4.2
Annual Bonus. For each calendar year of the Term, the Executive will have a target bonus opportunity equal to 35% of the Base Salary (the “Target Bonus”). The Executive’s actual annual bonus (the “Annual Bonus”) may be greater or less than the Target Bonus. The Annual Bonus will be based on achievement of one or more Company and/or individual performance goals established by the Compensation Committee in its discretion and actual payout of the Annual Bonus will be determined by the Compensation Committee in its discretion based on achievement of the applicable performance goals for the relevant year. Except as otherwise provided in this Agreement, to qualify for the Annual Bonus in respect of any calendar year, the Executive’s must remain continuously employed with the Company through February 15th of the following calendar year. Any Annual Bonus payment will be paid by March 15th of the next calendar year following the year to which it relates.
4.3
Equity. During the Term, the Executive will continue to be eligible to receive grants of stock options and/or grants of restricted units on an annual basis, all in accordance with the terms and conditions of the Repare Therapeutics Inc. 2020 Equity Incentive Plan (“EIP”) and the applicable grant agreements (the “Equity Documents”), and at the sole discretion of the Board.
4.4
Employee Benefits.
(a)
During the Term, the Executive and her eligible dependents shall continue to be entitled to participate in the Company’s standard employee health and family benefits programs in accordance with the terms of the Company’s Employee Benefits policy, as in effect from time to time. The Company reserves the right to amend the Employee Benefits policy at any time or for any reason, subject to the terms of such policy and applicable law.
(b)
Annual Medical. The Executive and her eligible dependents will be entitled, at the Company’s expense, to an annual medical evaluation and a comprehensive executive health plan with a reputable service provider of her choice (with respect to both the evaluation and the plan), at normal market rates for such benefits.
4.5
Vacation. During the Term, the Executive will continue to be entitled to four (4) weeks of paid vacation per calendar year (pro-rated for partial years) in accordance with the Company’s vacation policy as in effect from time to time, including as to usage, carryover and payment for unused vacation.
4.6
Business Expenses. The Executive will continue to be entitled to reimbursement for all reasonable and normal direct and out-of-pocket business expenses incurred by the Executive in connection with the performance of her duties hereunder, including without limitation, business travel expenses, and expenses relating to a cellular data plan for a mobile phone and hotspot, providing both domestic and international coverage, upon the Executive’s presentation of valid receipts, expense statements or other supporting documentation for such expenses as the Company may reasonably require. Further, the Company will reimburse the Executive for all reasonable and necessary costs incurred in connection with any cross-border tax filings that may be required, as well as the cost of joining the NEXUS program and any other visa or related issues with respect to the Executive’s employment with the Company. To the extent the Executive is subject to additional taxes in respect of services performed in the United States (whenever such services were performed on the Company’s behalf), the Company will reimburse the Executive for such additional taxes, with an appropriate gross up calculation, such that the Executive pays no more income taxes in respect of compensation from the Company than he would have paid had the services solely been performed in Canada.
4.7
Indemnification. The Executive will be covered by the Company’s directors’ and officers’ liability insurance coverage as in effect from time to time (which shall include reasonable, market terms, including tail coverage) and the Indemnification Agreement that the Company is providing to Executive in connection herewith.
4.8
RRSP. The Executive will continue to be eligible to participate in the group retirement savings plan offered to employees of the Company (the “RRSP”), subject to the terms and conditions of the RRSP documentation as well as the contribution limits provided under applicable laws. The Company reserves the right to amend the RRSP at any time or for any reason.
5.
Termination of Employment. The Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason. Upon such termination, the Executive will be entitled to the compensation and benefits described in this Section 5 and will have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1
For Cause. The Executive’s employment hereunder may be terminated by the Company for Cause. In the event of such termination, the Executive will be entitled to receive:
(a)
any accrued but unpaid Base Salary and accrued but unused vacation in accordance with Company policy, which will be paid on the pay date immediately following the Termination Date (as defined below);
(b)
reimbursement for unreimbursed business expenses properly incurred by the Executive up to the Termination Date, which will be paid in accordance with the Company’s expense reimbursement policy; and
(c)
all other vested payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit or fringe benefit plan or program or grant as of the Termination Date, if any; provided that, in no event will the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein (Items 5.1(a) through 5.1(c) are referred to herein collectively as the “Accrued Obligations”).

For purposes of this Agreement, “Cause” means:

(i)
the Executive’s willful and repeated failure to perform her material duties without lawful justification (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)
the Executive’s willful and repeated failure to comply with any material, valid and legal directive of the Board;
(iii)
the Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;
(iv)
the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company, other than the occasional, customary and de minimis use of Company property for personal purposes;
(v)
the Executive’s conviction of or plea of guilty to an indictable offense that is materially connected to her employment or that could bring the reputation of the Company into disrepute;
(vi)
the Executive’s willful violation of a material written employment policy of the Company which is materially injurious to the Company or its affiliates; or
(vii)
the Executive’s material breach of any material obligation under this Agreement or any other written agreement referenced herein;

Termination of the Executive’s employment shall not be deemed to be for Cause unless the Company delivers to the Executive written notice that an event constituting Cause has occurred and such notice specifies the details of such event. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive will have 30 days from her receipt of such written notice from the Company within which to cure any acts constituting Cause. The events set forth in clauses (i), (ii), (vi) and (vii) are presumed to be curable.

5.2
Resignation by Executive. The Executive’s employment hereunder may be terminated upon the Executive providing a written notice of resignation of at least 30 days. In the event of any such termination, the Executive will be entitled to receive the Accrued Obligations.
5.3
Termination Without Cause. The Term and the Executive’s employment hereunder may be terminated by the Company without Cause at any time. In the event of any such termination, the Executive will be entitled to receive the Accrued Obligations and any earned but unpaid Annual Bonus for the year immediately preceding the year in which the Executive’s employment terminates, and subject to the Executive’s compliance with Section 7, Section 8, Section 9 and Section 10 and her execution of a release of claims in favor of the Company, its affiliates and their respective officers and board members in a form acceptable to the Company (the “Release”), the Executive will be entitled to receive:
(a)
an amount equal to seven (7) months’ of the Executive’s Base Salary in effect on the Termination Date, payable in equal monthly installments over seven (7) months, the first of which will commence on the first payroll period following the execution of the Release, and the initial payment shall include a catch-up payment to cover amounts retroactive to the date immediately following the Termination Date,
(b)
continued participation in the Company’s group insurance plans (except for short- term and long-term disability which shall cease on the Termination Date) and Employee Benefits described in Section 4.4, in each case for seven (7) months, subject to the terms and conditions of the applicable plan and approval of the insurance carrier, and
(c)
notwithstanding anything to the contrary in any applicable equity award agreement, (i) all stock options that are subject to a time-based vesting schedule and that are held by the Executive, which would have vested if the Executive had remained employed for an additional six (6) months following the Termination Date, shall vest and become exercisable effective as of the Termination Date, and all outstanding stock options held by the Executive, including any such stock options that vest in accordance with the foregoing, shall remain exercisable until the earlier of (A) the expiration of the term of such stock options and (B) nine (9) months following the Termination Date, and (ii) a prorated portion of all other outstanding equity awards (including, without limitation, restricted stock unit awards) that are subject to a time-based vesting schedule and that are held by the Executive shall vest effective as of the Termination Date, representing a total of six (6) months of additional vesting, as if each award vested on a monthly basis and without regard to the original vesting schedule (e.g., for purposes of illustration only, to the extent the next scheduled vesting tranche of such an award was an annual cliff, 6/12 of such tranche would vest) ((a) through (c) collectively, the “Severance Benefits”).
5.4
Termination for Good Reason. The Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason at any time. In the event of any such termination, the Executive will be entitled to receive the Accrued Obligations and any earned but unpaid Annual Bonus for the year immediately preceding the year in which the Executive’s employment terminates, and subject to the Executive’s compliance with Section 7, Section 8, Section 9 and Section 10 and her execution of a Release, the Executive will be entitled to receive the Severance Benefits (payable in accordance with Section 5.3 above).

For purposes of this Agreement, “Good Reason” means the Executive’s resignation following the occurrence of one of the following events without Executive’s consent:

(i)
a material adverse change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties;
(ii)
a material reduction (i.e., 5% or more) in Executive’s Base Salary (other than, prior to a Change in Control, a general reduction in Base Salary that is approved by the Board in connection with the Company’s financial distress and that affects all similarly situated executives in substantially the same proportion) or the amount of the Executive’s Target Bonus opportunity;
(iii)
the Company requires Executive to relocate to a location outside a 25-mile radius from the Company’s current Montreal office; or
(iv)
any action or inaction that constitutes a material breach by the Company of this Agreement;

provided, that in each case (a) written notice of Executive’s resignation for Good Reason must be delivered to the Company within 90 days after the initial occurrence of any such event, (b) the Company and/or its affiliates must have thirty (30) days to adequately cure such event, and (c) Executive must tender her resignation within 30 days after the Company’s failure to cure such event, in order for Executive’s resignation with Good Reason to be effective hereunder.

5.5
Death. The Executive’s employment hereunder will terminate automatically upon the Executive’s death during the Term. In the event of such termination, the Executive or the Executive’s estate or beneficiaries, as the case may be, will be entitled to receive the Accrued Obligations and the benefits described in Section 5.3(b). In addition, (a) all stock options that are subject to a time-based vesting schedule and that are held by the Executive, which would have vested if the Executive had remained employed for an additional 12 months following the Termination Date, shall vest and become exercisable effective as of the Termination Date, and all outstanding stock options held by the Executive, including any such stock options that vest in accordance with the foregoing, shall remain exercisable until the earlier of (i) the expiration of the term of such stock options and (ii) 12 months following the Termination Date, and (b) a prorated portion of all other outstanding equity awards (including, without limitation, restricted stock unit awards) that are subject to a time-based vesting schedule and that are held by the Executive shall vest effective as of the Termination Date, representing a total of 12 months of additional vesting, as if each award vested on a monthly basis and without regard to the original vesting schedule (e.g., for purposes of illustration only, to the extent the next scheduled vesting tranche of such an award was an annual cliff, 12/12 of such tranche would vest).
5.6
Disability. If the Executive’s employment is terminated during the Term on account of the Executive’s Disability, the Executive will be entitled to receive the Accrued Obligations and the benefits described in Section 5.3(b). In addition, (a) all stock options that are subject to a time-based vesting schedule and that are held by the Executive, which would have vested if the Executive had remained employed for an additional 12 months following the Termination Date, shall vest and become exercisable effective as of the Termination Date, and all outstanding stock options held by the Executive, including any such stock options that vest in accordance with the foregoing, shall remain exercisable until the earlier of (i) the expiration of the term of such stock options and (ii) 12 months following the Termination Date, and (b) a prorated portion of all other outstanding equity awards (including, without limitation, restricted stock unit awards) that are subject to a time-based vesting schedule and that are held by the Executive shall vest effective as of the Termination Date, representing a total of 12 months of additional vesting, as if each award vested on a monthly basis and without regard to the original vesting schedule (e.g., for purposes of illustration only, to the extent the next scheduled vesting tranche of such an award was an annual cliff, 12/12 of such tranche would vest).

For purposes of this Agreement, “Disability” means the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement for 180 days out of any 365 day period or 120 consecutive days; it being understood that unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such 120 consecutive days period. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive will be final and conclusive for all purposes of this Agreement. For the avoidance of doubt, the Company will comply with all applicable requirements under applicable employment standards legislation and human rights legislation with respect to any disability, including any applicable requirements regarding medical leave and accommodation.

5.7
Change in Control Termination. Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within 90 days prior to or within 12 months following a Change in Control, the Executive shall be entitled to receive the Accrued Obligations and any earned but unpaid Annual Bonus for the year immediately preceding the year in which the Executive’s employment terminates, and subject to the Executive’s compliance with Section 7, Section 8, Section 9 and Section 10 and her execution of a Release, the Executive will be entitled to receive:
(a)
an amount equal to the sum of (i) the Executive’s Base Salary in effect on the Termination Date and (ii) the higher of the Executive’s Target Bonus in effect for the year in which the Termination Date occurs or the Executive’s Annual Bonus received for the preceding calendar year, payable in a lump sum on the first payroll period following the execution of the Release,
(b)
continued participation in the Company’s group insurance plans (except for short- term and long-term disability which shall cease on the Termination Date) and Employee Benefits described in Section 4.4, in each case for 12 months, subject to the terms and conditions of the applicable plan and approval of the insurance carrier, and

(c)
notwithstanding anything to the contrary in any applicable equity award agreement, (i) all stock options that are subject to a time-based vesting schedule and that are held by the Executive shall vest and become exercisable effective as of the Termination Date, and all outstanding stock options held by the Executive, including any such stock options that vest in accordance with the foregoing, shall remain exercisable until the earlier of (A) the expiration of the term of such stock options and (B) nine

(9) months following the Termination Date, and (ii) all other outstanding equity awards (including, without limitation, restricted stock unit awards) that are subject to a time-based vesting schedule and that are held by the Executive shall vest in full effective as of the Termination Date.

For purposes of this Agreement, “Change in Control” has the meaning ascribed to such term in the EIP.

5.8
Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination pursuant to Section 5.5 on account of the Executive’s death) will be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination will specify (i) the termination provision of this Agreement relied upon, (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the applicable Termination Date, which will take into account any cure period required under Sections 5.1 or 5.4.
5.9
Termination Date. The Executive’s “Termination Date” will be:
(a)
if the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;
(b)
if the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;
(c)
if the Company terminates the Executive’s employment hereunder with or without Cause, the date specified in the Notice of Termination; and
(d)
if the Executive terminates her employment hereunder for any reason, the date specified in the Executive’s Notice of Termination, which will be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, the Company reserves the right to waive all or any part of the 30-day notice period giving written notice to the Executive of such waiver and payment in lieu of such notice (including paying to Executive any amounts that would have accrued during such 30- day notice period, including the Employee Benefits), and for all purposes of this Agreement, upon such waiver, the Executive’s Termination Date will be determined by reference to any such waiver and shall not be deemed to be a termination by the Company hereunder.
5.10
Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive will be deemed to have resigned from all positions that the Executive holds as an officer or member of the board (or a committee thereof) of the Company or any of its affiliates and as a fiduciary or trustee of any benefit plans sponsored or maintained by the Company or any of its affiliates.
6.
Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive will, upon reasonable advance notice, cooperate with the Company in connection with matters arising out of the Executive’s service to the Company, including, without limitation, any litigation matters;

provided that, the Company will make reasonable efforts to minimize disruption of the Executive’s other activities. The Company will reimburse the Executive for reasonable expenses incurred in connection with such cooperation, including travel expenses and reasonable legal expenses, and will compensate the Executive at an hourly rate for all time spent on such matters based on the Executive’s Base Salary on the Termination Date.

7.
Confidential Information. The Executive acknowledges that the Company continually develops Confidential Information, that the Executive may develop Confidential Information for the Company and that the Executive may learn of Confidential Information during the course of her employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and will not disclose to any person (except as required by applicable law or for the proper performance of her duties and responsibilities to the Company), or use for her own benefit or gain, any Confidential Information obtained by the Executive incident to her employment or other association with the Company. The Executive understands that this restriction will continue to apply after her employment terminates, regardless of the reason for such termination.

For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to or used or proposed to be used in the business, affairs or property of the Company and its affiliates, including, without limitation (i) all information which is confidential based upon its nature or the circumstances surrounding its disclosure, and (ii) any confidential information relating to the Company’s and its affiliates’ business policies, processes and templates, strategies, operations, finances, plans or opportunities, in each case, which was acquired by the Executive during Executive’s employment with the Company (or during any negotiations in anticipation of such employment). The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information will not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

Further, nothing in this Agreement will limit the Executive’s right to discuss her employment with, or report possible violations of law or regulation to, federal or provincial government agencies to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

8.
Non-solicitation. The Executive agrees that, during the Term and for a period of 12 months after the Termination Date, she will not, and will not assist, directly or indirectly any other person to knowingly

(i) solicit or induce in any capacity any employee of the Company or any of its affiliates or solicit or seek to persuade any employee of the Company or any of its affiliates to discontinue such employment, or (ii) call on, solicit, induce, influence or encourage any independent contractor providing services to the Company or any of its affiliates to terminate or diminish its relationship with them. Notwithstanding the foregoing, it shall not be a violation of this Section 8 to post a general advertisement for employees or other service providers not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated.

The Executive further agrees that, during the Term and for a period of 12 months after the Termination Date, she will not, and will not assist, directly or indirectly any other person to (i) canvass or solicit the business of, or procure or assist the canvassing or soliciting of the business of, any Customer (as defined below) or Supplier (as defined below) for any purpose which is in competition, in whole or in part, with the Business (as defined below); (ii) accept, or procure or assist the acceptance of, any business from any

Customer, for any purpose which is in competition, in whole or in part, with the Business, in all or part of the Territory (as defined below); (iii) supply, or procure or assist the supply of, any goods or services to any Customer, for any purpose which is in competition, in whole or in part, with the Business, in all or part of the Territory; or (iv) interfere or attempt to interfere with the Business by persuading or attempt to persuade any Customer or Supplier to discontinue or alter in an adverse manner such Person’s (as defined below) relationship with the Business.

9.
Non-competition. The Executive agrees that, during the Term and for a period of 12 months after the Termination Date, she will not, without the prior written consent of the Board, directly or indirectly, (i) for herself, or (ii) as a consultant, independent contractor, manager, supervisor, employee, stockholder, investor, officer, director or owner of, or lender to, a Competing Business (as defined below), engage in any Competing Business in which she provides services which are the same or substantially similar to the duties she performs as an employee of the Company in all or part of the Territory; provided, however, that the foregoing covenant will not be deemed to prohibit the Executive from acquiring, solely as an investment and through market purchases, publicly-traded securities of any corporation so long as the Executive does not own 3% or more of the same class of securities of such corporation; provided further that the foregoing covenant shall not prohibit Executive from working for an organization that has a division or unit that engages in the Business as long as Executive is not providing services to such division or unit.

For the purposes of this Agreement:

(i)
“Business” means the discovery, research, development and commercialization of oncology treatments for drug targets currently under active discovery, development or commercialization (generally referred to internally as “Programs”, “Pipeline” and “Hopper”) by the Company and its affiliates, including material external sponsored research agreements;
(ii)
“Competing Business” means any person, concern or entity which is engaged in or conducts a business substantially the same as the Business of the Company or its affiliates;
(iii)
“Customer” shall mean any and all Persons, who, to the Executive’s knowledge, during the Term or, in the case of termination of the Executive’s employment, in the twenty-four

(24) months preceding the Termination Date, has purchased products or services from the Company in connection with the Business;

(iv)
“Person” shall mean an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning;
(v)
“Supplier” shall mean any and all Persons, who, to the Executive’s knowledge, during the Term or, in the case of termination of the Executive’s employment, in the twenty-four (24) months preceding the Termination Date, has sold products or services from the Company in connection with the Business;
(vi)
“Territory” means the city of Montreal and the Greater Boston Area.
10.
Non-disparagement. The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or intentionally disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees or officers. The Company also agrees and covenants that it will use commercially reasonable efforts to cause the officers, directors and spokespersons of the Company to not at any time make, publish or communicate to any person or entity in any public forum any defamatory or intentionally disparaging remarks, comments or statements concerning the Executive. Notwithstanding the foregoing, statements made (i) in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) in the normal course of business and in connection with the Executive’s performance of her job duties (such as, for example, providing negative performance feedback to direct reports) shall not be subject to this Section 10.
11.
Acknowledgement.
11.1
The Executive acknowledges and agrees that (i) the services to be rendered by her to the Company are of a special and unique character, (ii) the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment, and (iii) the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.
11.2
The Executive acknowledges and agrees that (i) the amount of her compensation reflects, in part, her obligations and the Company’s rights under Section 7, Section 8, Section 9 and Section 10, (ii) that she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith, and (iii) that she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of Section 7, Section 8, Section 9 and Section 10 or the Company’s enforcement thereof.
12.
Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, Section 9 and Section 10, the Executive hereby consents and agrees that the Company will be entitled to seek, in addition to other available remedies, specific performance, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
13.
Proprietary Rights.
13.1
Work Product. The Executive acknowledges and agrees that all writings, works of authorship, software, inventions, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the Term and relating in any way to the business or contemplated business or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”) will be the sole and exclusive property of the Company. For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, strategies, agreements, documents, contracts, terms of agreements, negotiations, manuals, reports, market studies, formulae, notes, communications, marketing information, advertising information and sales information.
13.2
Assignment of Rights. The Executive will promptly and fully disclose all Work Products to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Work Products. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Work Products to the Company and to permit the Company to enforce any patents, copyright or other proprietary rights to the Work Products. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates will be considered “work made for hire”. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of the Company, all the Executive’s moral rights (if any) in the Work Products, including any right to the integrity of any Work Products, any right to be associated with any Work Products and any right to restrict or prevent the modification or use of any Work Products in any way whatsoever.
14.
Return of Property. Upon (i) termination of the Executive’s employment for any reason, or (ii) the Company’s request at any time during the Executive’s employment, the Executive will return to the Company all property belonging to the Company and its predecessors, successors, affiliates or related companies, including all documents in any format whatsoever, including electronic format, that is in her possession or control, and the Executive agrees not to retain any copies of such property in any format whatsoever.
15.
Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, will be construed in accordance with the laws of the province of Quebec (and the federal laws of Canada applicable therein) without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce or to adjudicate a dispute under this Agreement will be brought only in a provincial or federal court located in the judicial district of Montreal, Quebec. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
16.
Entire Agreement. Unless specifically provided herein, this Agreement and the Equity Documents contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
17.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto will be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor will the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
18.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement will be held as unenforceable and thus stricken, such holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by applicable law.

The parties expressly agree that this Agreement as so modified by the court will be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement will be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

19.
Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
20.
Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
21.
Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.
22.
Successors and Assigns. This Agreement is personal to the Executive and will not be assigned by the Executive. Any purported assignment by the Executive will be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns. The Company hereby reserves the right to assign this Agreement to an affiliate upon written notice to the Executive and the Executive hereby consents to such assignment.
23.
Notice. Notices and all other communications provided for in this Agreement will be in writing and will be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Repare Therapeutics Inc.

7171 Frederick-Banting, Building 2 St-Laurent, Quebec H4S 1Z9

Attn: Steve Forte

If to the Executive:

Sandra Alves

[***]

24.
Currency. Unless otherwise specified herein, all dollar amounts herein are in Canadian dollars.
25.
Withholding. The Company will have the right to withhold from any amount payable hereunder any Federal, provincial and other taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26.
Survival. Upon the termination of this Agreement, the respective rights and obligations of the parties hereto will survive such termination to the extent necessary to carry out the intentions of the parties under this Agreement.
27.
Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REPARE THERAPEUTICS INC.

/s/ Steve Forte

Per: Steve Forte, President, CEO and CFO

I have read the above Agreement and I confirm that I have understood the terms thereof and that I have had sufficient opportunity to obtain independent legal advice. By signing below, I accept the terms set out in the above Agreement.

I hereby acknowledge having examined a French version of this Agreement and hereby confirm my express wish to sign and be bound only by the English version of this Agreement and to receive all other documents related to it in the English language only and declare myself satisfied with this; Je reconnais par la présente avoir pris connaissance de la version française du présent Contrat et confirme par la présente ma volonté expresse de signer et d’être liée par le présent Contrat en langue anglaise seulement et de recevoir tous les autres documents y afférents en langue anglaise seulement et m’en déclare satisfaite.

/s/ Sandra Alves	Date:	28/05/2025
Sandra Alves

Appendix A

The Executive’s principal duties and responsibilities will include, in addition to those inherent to the Executive’s title, the following:

•
Act as a member of the Company’s executive leadership team (“Exec”) and partake in key strategic leadership and decision-making of the Company;
•
Oversee accounting, finance, financial reporting, compliance and internal controls;
•
Oversee all accounting operations including general ledger, accounts payable/receivable, payroll, and fixed assets;
•
Ensure timely and accurate monthly, quarterly, and year-end financial close and reporting processes;
•
Maintain and enforce a robust system of internal controls and ensure compliance with regulatory requirements;
•
Lead the preparation of consolidated financial statements and related disclosures; Manage external audits and relationships with auditors, tax advisors, and other third-party partners;
•
Drive the implementation and optimization of accounting systems, processes, and automation tools;
•
Develop and lead accounting policies and procedures that support business scalability and compliance;
•
Support FP&A and treasury functions with accurate financial data and insights; Collaborate with cross-functional teams on strategic initiatives including acquisitions, integrations, and system upgrades;
•
Mentor and manage the accounting team, fostering growth and operational excellence; Ensure compliance with SOX and lead financial risk management efforts;
•
Partner with the CEO & CFO and executive team to provide financial insights and support strategic decision-making;
•
Lead the annual audit and be the point of contact for all financial compliance and governance matters;
•
Ensure business processes comply with regulatory and legal requirements globally to minimize risk to the Company;
•
All other duties and responsibilities normally associated with the role of Senior Vice-President, Finance and Chief Accounting Officer, and core member of overall executive leadership team.